Exhibit 99.1

Noodles & Company Announces First Quarter 2014 Financial Results

BROOMFIELD, Colo., April 29, 2014 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its first quarter ended April 1, 2014.
Key highlights for the first quarter of 2014 compared to the first quarter of 2013 include:

•	GAAP net income increased 56% to $1.4 million, from $0.9 million.

•	Adjusted net income(1) remained consistent at $1.4 million or $0.05 per diluted share.

•	Adjusted EBITDA(1) increased 2.8% to $8.4 million, from $8.2 million.

•	Total revenue increased 10.1% to $89.5 million from $81.3 million.

•	Comparable restaurant sales decreased 1.4% for company-owned restaurants, 3.3% for franchise restaurants and 1.6% system-wide.

•	Restaurant contribution margin decreased 130 basis points to 17.3%.

•	14 new restaurants opened system-wide, including 13 company-owned and one franchise restaurant.
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(1) Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of US GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked “The first quarter was one of the most challenging ones in recent memory due to unprecedented weather throughout the country, but particularly in the markets where we have our highest geographic concentration. Despite the difficult start to the year, Noodles & Company maintains one of the most attractive growth profiles in the restaurant space. We recently launched our Spring Limited Time Offering and will be rolling out a catering program to most of the country by the middle of the third quarter. We feel these initiatives, supported by intense focus on our throughput and service initiatives, will garner momentum through the balance of 2014.”

Reddy added, “With the addition of 14 new restaurants in the first quarter, our development pipeline remains on track to open 42 to 50 new company-owned restaurants this year, while our franchisees expect to open 10 to 15 new restaurants, representing approximately 16% new unit growth system-wide this year. With a long runway of expansion potential, and a consistent track record of revenue and earnings growth, we remain excited to deliver our globally inspired menu with an elevated level of service and at an exceptional value, which we believe has distinguished Noodles & Company as a 'Category of One' in the restaurant industry."

First Quarter 2014 Financial Results
Total revenue increased $8.2 million in the first quarter of 2014, or 10.1%, to $89.5 million, compared with $81.3 million in the first quarter of 2013. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2013, offset by a decrease in sales at our comparable base restaurants.
In the first quarter of 2014, comparable restaurant sales decreased 1.4% for company-owned restaurants, decreased 3.3% for franchise restaurants and decreased 1.6% system-wide.
The company-owned comparable restaurant sales decrease of 1.4% in the first quarter of 2014 was due to decreased traffic resulting from severe winter weather, partially offset by an increase in menu prices of approximately 2.2%.

Net income was $1.4 million in the first quarter of 2014, compared with net income of $0.9 million in the first quarter of 2013. Adjusted net income remained consistent at $1.4 million.

Restaurant contribution margin decreased to 17.3% in the first quarter of 2014, compared with 18.6% in the first quarter of 2013. The decrease was primarily due to deleverage on lower average unit volumes as well as the increased costs related to the impact of severe weather.

2014 Outlook
Reddy commented “While the first quarter was a difficult start to the year, we remain confident in our growth prospects and believe, at this time, that our full year 2014 guidance previously issued is still attainable, provided we have a strong second half to the year.”
For 2014, management is maintaining prior guidance for full year 2014 and expects the following:

•	42 to 50 new company-owned restaurant openings, reflecting 13% to 16% unit growth

•	10 to 15 new franchise restaurant openings, reflecting 16% to 24% unit growth

•	2.5% to 3.0% comparable restaurant sales growth

•	Approximately 25% adjusted diluted earnings per share growth

•	An annual estimated tax rate of 41%

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation, management fees and other one time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See "Non-GAAP Financial Measures" below.
Adjusted Net Income represents net income plus a net savings in interest expense as a result of the pay down of debt using proceeds from our IPO last year, IPO-related expenses and pre-IPO management fees, less incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss the first quarter financial results on Tuesday, April 29, 2014 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 29249426. The replay will be available until Monday, May 12, 2014. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded until Monday, May 12, 2014.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of our IPO and other special items that affect the comparability of results in past quarters and expected in future quarters, such as the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.
For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 394 locations system-wide in 30 states and the District of Columbia as of Tuesday, April 1, 2014. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Saute and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2014 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target and adjusted net income, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 7, 2014. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	April 1, 2014	April 2, 2013
Revenue:
Restaurant revenue	$88,448	$80,518
Franchising royalties and fees	1,071	762
Total revenue	89,519	81,280
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	23,848	21,301
Labor	27,198	24,830
Occupancy	9,865	8,359
Other restaurant operating costs	12,206	11,080
General and administrative (1)	7,009	7,215
Depreciation and amortization	5,610	4,801
Pre-opening	1,113	921
Asset disposals, closure costs and restaurant impairments	214	201
Total costs and expenses	87,063	78,708
Income from operations	2,456	2,572
Interest expense	20	1,053
Income before income taxes	2,436	1,519
Provision for income taxes	1,012	595
Net income	$1,424	$924
Earnings per share of Class A and Class B common stock, combined:
Basic	$0.05	$0.04
Diluted	$0.05	$0.04
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,606,321	23,238,984
Diluted	31,059,324	23,672,300
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(1) The first quarter of 2013 included $250,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one share of our Class C common stock then outstanding. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended
	April 1, 2014	April 2, 2013
Revenue:
Restaurant revenue	98.8%	99.1%
Franchising royalties and fees	1.2	0.9
Total revenue	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	27.0	26.5
Labor	30.8	30.8
Occupancy	11.2	10.4
Other restaurant operating costs (2)	13.8	13.8
General and administrative (2)	7.8	8.9
Depreciation and amortization	6.3	5.9
Pre-opening	1.2	1.1
Asset disposals, closure costs and restaurant impairments	0.2	0.2
Total costs and expenses	97.3	96.8
Income from operations	2.7	3.2
Interest expense	—	1.3
Income before income taxes	2.7	1.9
Provision for income taxes	1.1	0.7
Net income	1.6%	1.1%

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(1)	As a percentage of restaurant revenue.

(2)
The first quarter of 2013 included $250,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one share of our Class C common stock then outstanding. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	April 1, 2014	December 31, 2013
Balance Sheet Data
Total current assets	$17,824	$18,333
Total assets	192,311	187,802
Total current liabilities	24,514	24,165
Total long-term debt	6,600	6,312
Total liabilities	65,591	63,329
Total stockholders' equity	126,720	124,473

	Fiscal Quarter Ended
	April 1, 2014	December 31, 2013	October 1, 2013	July 2, 2013	April 2, 2013
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	331	318	310	295	284
Franchise restaurants at end of period	63	62	58	53	51
Revenue Data:
Company-owned average unit volumes	$1,163	$1,179	$1,181	$1,184	$1,180
Franchise average unit volumes	$1,126	$1,133	$1,132	$1,123	$1,121
Company-owned comparable restaurant sales	(1.4)%	4.3%	2.4%	4.7%	2.2%
Franchise comparable restaurant sales	(3.3)%	1.5%	0.5%	2.3%	(1.9)%
System-wide comparable restaurant sales	(1.6)%	3.9%	2.1%	4.4%	1.5%

Reconciliations of Non-GAAP Measurements to US GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended
	April 1, 2014	April 2, 2013
	(in thousands, unaudited)
Net income	$1,424	$924
Depreciation and amortization	5,610	4,801
Interest expense	20	1,053
Provision for income taxes	1,012	595
EBITDA	$8,066	$7,373
Asset disposals, closure costs and restaurant impairment	214	201
Management fees (a)	—	250
Stock-based compensation expense	140	363
Adjusted EBITDA	$8,420	$8,187
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by US GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described in the table below.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our US GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)
The first quarter of 2013 included $250,000 of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one share of our Class C common stock then outstanding. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	April 1, 2014	April 2, 2013
	(in thousands, unaudited)
Net income	$1,424	$924
Interest expense (a)	—	1,053
Adjusted interest expense using reduced debt balances (b)	—	(139)
Pre-IPO management fees (c)	—	250
Estimated incremental public costs (d)	—	(357)
Tax effect of adjustments (e)		(316)
Adjusted net income	$1,424	$1,415

Adjusted earnings per Class A and Class B common stock, combined (f)
Basic	$0.05	$0.05
Diluted	$0.05	$0.05
Pro forma weighted average Class A and Class B common stock outstanding, combined (f)
Basic	29,606,321	29,399,698
Diluted	31,059,324	29,833,014
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Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus a net savings in interest expense as a result of the pay down of debt using proceeds from our IPO, plus IPO-related expenses and pre-IPO management fees, less estimated incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

(a)	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

(b)
Reflects interest expense assuming no term loan balance and daily balances outstanding on our revolving line of credit adjusted for the repayment of the revolving line of credit down to $0.2 million. This balance reflects $100.2 million repayment of both term and revolving debt from the net proceeds of our IPO. The interest adjustment is based on the following assumptions:

(1) Unused facility fees based on the daily revolving line of credit balances; and
(2) Lower annual amortization of deferred loan costs due to the repayment of the term loan.

(c)	Reflects the elimination of the management fees and Class C common stock dividend paid to our sponsors for the periods presented.

(d)
Reflects an adjustment of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.

(e)	Reflects the tax expense associated with the adjustments in a through d above at the normalized tax rate of 39.2%.

(f)
Reflects weighted average shares outstanding as if all shares sold in our IPO were outstanding as of the first day of our fiscal year. Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.